Exhibit 99.1

KULR Receives Non-Compliance Notice from NYSE American

SAN DIEGO / GLOBENEWSWIRE / February 16, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced that the Company received a letter (the “Letter”) from the staff of NYSE American LLC (the “Exchange”) stating that the Company’s securities’ performance of trading price is below compliance criteria pursuant to Section 1003(f)(v) of the NYSE American Company Guide, which the Exchange determined to be a 30-trading day average of less than $0.20 per share. The Company’s continued listing is predicated on it demonstrating sustained price improvement within a reasonable period of time, which the Exchange has determined to be no later than August 12, 2024, or otherwise effecting a reverse stock split of its common stock.

KULR intends to cure the stock price deficiency and to return to compliance with the Exchange continued listing standards.

Receipt of the Letter from the Exchange has no immediate effect on the listing or trading of KULR’s common stock on the Exchange, and does not affect KULR’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we filed with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com